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                                                           Page 1 of 6

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                                (Amendment No. 1)


                            SIBIA Neurosciences, Inc.
 ------------------------------------------------------------------------------
                                (Name of Issuer)


                          Common Stock, $.001 par value
 ------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                     8257321
 ------------------------------------------------------------------------------
                                 (CUSIP Number)


                                September 2, 1999
---------------------------------- --------------------------------------------
                          (Date of Event Which Requires
                            Filing of This Statement)

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or otherwise subject to the liabilities of that section of the Exchange Act but shall be subject to all other provisions of the Exchange Act.




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                                                               Page 2 of 6

                                  SCHEDULE 13G

-------------------------
CUSIP No. 8257321
-------------------------

         1        NAME OF REPORTING PERSON
                  S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                           BRISTOL-MYERS SQUIBB COMPANY
                           I.R.S. Employer Identification Number 22-079-0350
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         2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) [_]
                                                                   (b) [X]
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         3        SEC USE ONLY
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         4        CITIZENSHIP OR PLACE OF ORGANIZATION

                                            Delaware
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 NUMBER OF                                  5        SOLE VOTING POWER

  SHARES                                             0
                                                     -------------------------
BENEFICIALLY                                6        SHARED VOTING POWER

 OWNED BY                                            0
                                                     -------------------------
   EACH                                     7        SOLE DISPOSITIVE POWER

 REPORTING                                           0
                                                     -------------------------
  PERSON                                    8       SHARED DISPOSITIVE POWER
                                                     0

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         9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                    0
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         10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
                  CERTAIN SHARES                                         [_]
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         11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                                    0%
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         12       TYPE OF REPORTING PERSON

                                    CO
------------------------------------------------------------------------------



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                                                                   Page 3 of 6

-------------------------
CUSIP NO. 8257321
-------------------------


Item 1(a).        Name of Issuer:
                  SIBIA Neurosciences, Inc.

Item 1(b).        Address of Issuer's Principal Executive Offices:
                  505 Coast Boulevard South, Suite 300, La Jolla, CA 92037-4641

Item 2(a).        Name of Person Filing:
                  Bristol-Myers Squibb Company

Item 2(b).        Address of Principal Business Office or, if None, Residence:
                  345 Park Avenue, New York, NY 10154

Item 2(c).        Citizenship:
                  Delaware

Item 2(d).        Title of Class of Securities:
                  Common Stock, $.001 par value per share

Item 2(e).        CUSIP Number:
                  8257321

Item 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether the person filing is a:

                  (a)  [_]  Broker or dealer registered under Section 15
                            of the Act;
                  (b)  [_]  Bank as defined in Section 3(a)(6) of the Act;
                  (c)  [_]  Insurance Company as defined in Section 3(a)(19)
                            of the Act;
                  (d)  [_]  Investment Company registered under Section 8 of the Investment Company Act;

                  (e)  [_]  Investment Adviser registered under Section 203
                            of the Investment Advisers Act of 1940;

                  (f)  [_]  Employee Benefit Plan, Pension Fund which is
                            subject to the provisions of the Employee Retirement
                            Income Security act of 1974 or Endowment Fund; see
                            13d-1(b)(1)(ii)(F);

                  (g)  [_]  Parent Holding Company, in accordance with
                            Rule 13d-1(b)(i)(G); see Item 7;

                  (h)  [_]  Group, in accordance with Rule 13d-1(b)(1)(ii)(H).





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                                                              Page 4 of 6

-------------------------
CUSIP NO. 8257321
-------------------------

Item 4.       Ownership.

                  If the percent of the class owned, as of December 31 of the year covered by the statement, or as of the last day of any month described in Rule 13d-1 (b)(2), if applicable, exceeds five percent, provide the following information as of that date and identify those shares which there is a right to acquire.

              (a)   Amount beneficially owned:
                                     0
                    ------------------------------------------------------
              (b)   Percent of class:
                                     0%
                    ------------------------------------------------------
              (c)   Number of shares as to which such person has:

              (i)   Sole power to vote or to direct the vote             0
                                                                         ----,
              (ii)  Shared power to vote or to direct the vote           0
                                                                         ----,
              (iii) Sole power to dispose or to direct the disposition of
                                                                         0
                                                                         ----,
              (iv)  Shared power to dispose or to direct the disposition of
                                                                         0
                                                                         ----,
Item 5.       Ownership of Five Percent or Less of a Class.

              If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [X].

Item 6. Ownership of More Than Five Percent on Behalf of Another Person. Not Applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.
              Not Applicable.

Item 8.       Identification and Classification of Members of the Group.
              Not Applicable.

Item 9.       Notice of Dissolution of Group.
              Not Applicable.



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                                                                  Page 5 of 6

Item 10.      Certification.

                  By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.




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                                                              Page 6 of 6

                                    SIGNATURE
                                    ---------

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this Statement is true, complete and correct.

Dated:    February 11, 2000                       BRISTOL-MYERS SQUIBB COMPANY
      ------------------------


                                                  By: /s/ Robert E. Ewers, Jr.
                                                      -------------------------
                                                      Robert E. Ewers, Jr.
                                                      Senior Counsel and
                                                      Assistant Secretary